BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT



Effective Date: 09/15/2005                           Expiration Date: 09/14/2015

1. INTRODUCTION
This Allowance Contract ("Contract") is entered into 09/15/2005 by and between the party ("Customer") named and identified herein and the rail carrier(s) ("Railroad") named and identified herein.

GREEN PLAINS RENEWABLE ENERGY INC
9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

BNSF RAILWAY CO
PO BOX 961069, FORT WORTH, TX. 76161 -0069

Railroad agrees to perform the transportation for its portion of the Route(s) as specified in this Contract in exchange for Customer's utilization of Railroad in said movements. This Contract, including all amendments thereto and incorporated Transportation Services Agreement ("TSA") as defined below, comprises the entire Contract and merges and supersedes all prior understandings and representations between Customer and Railroad concerning the subject matter. As used in this Contract, references to the Contract shall include amendments thereto and the TSA as applicable.

The terms as set forth in this Contract have been arrived at after mutual negotiation and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties. The parties to this Contract will protect the confidentiality of the terms and conditions of this Contract. Only where a party is required by a court of competent jurisdiction or federal agency to reveal any of the terms and provisions of this Contract, or where all parties give their written consent to disclosure, will disclosure be allowed. The party making disclosure will notify the others in advance of such disclosure. If a third party requests a transportation contract to cover traffic moving in whole or in part under this Contract, Customer or Railroad may advise that a Contract covering the traffic exists and may reveal its duration and the identity of the parties to the Contract. Nothing in this confidentiality provision will preclude the use of this Contract by any party hereto to obtain financing.

Customer warrants it is the purchaser of transportation services covered by this Contract. At the request of Railroad, Customer shall make available to Railroad, Railroad's employees or Railroad's designated agent acceptable to Customer, at a reasonable time during normal business hours, records relating to this Contract.

2. TERM

This Contract becomes effective on 09/15/2005 and shall remain in effect through 09/14/2015.

3. RENEWABILITY

This Contract may only be renewed by mutual consent of the parties.

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT


4. TRANSPORTATION SERVICE AGREEMENT

Railroad shall transport the commodity(ies) ("Commodity") as named in the TSA, including all incorporated attachments thereto attached hereto and made part of this Contract for Customer from the origin(s) ("Origin(s)") to the destination(s) ("Destination(s)") via the route(s) ("Route(s)") as set forth in the TSA attached hereto and incorporated herein. Rates and charges and adjustments thereto for shipments under this Contract are as shown in the TSA. In the event of any conflict between this Contract and the TSA, the TSA shall govern.

5. EQUIPMENT

Equipment used under this Contract and Amendments thereto shall be as described in the aforementioned TSA and in the Official Railway Equipment Register, RER 6412-Series.

Private Equipment:

When the equipment used under this Contract is privately owned or leased equipment of the Customer ("Private Equipment"), the following shall apply:

The Private Equipment used under this Contract shall be in serviceable condition for the safe transportation of commodity over rail lines and shall comply with all applicable statutes, regulations, rules, tariffs/rules books, classifications, standards and practices that would govern in the absence of this Contract. Compliance with the foregoing shall in no way relieve any party from any liabilities otherwise assumed under this Contract and it shall be the responsibility of the party providing the Private Equipment in any case to assure such compliance.

Use of Private Equipment is limited to cars which have been authorized by Railroad to operate over the rail lines of Railroad. Where OT-5 approval is applicable or required, this Contract does not commit Railroad to accept Private Equipment that does not have OT-5 approval from Railroad.

Railroad shall not be liable to Customer, and Customer shall indemnify and hold harmless Railroad, for all loss (including without limitation attorney's fees and other costs of litigation), damage or injury due to (a) any defects in Private Equipment, (b) improper loading practices, failure to properly close, secure and tender loaded or empty Private Equipment, (c) failure by the Customer (or its agents or contractors) to comply with the representations, warranties and covenants made in this Contract and with the rules applicable to Customer with respect to the movement of commodities contemplated by this Contract.

Acceptance of the Private Equipment and commodity in interchange by Railroad will not relieve Customer of its obligations under this Contract and shall not constitute waiver by Railroad of the obligations of Customer under this Contract.

Customer warrants that its interest in the equipment used under the Contract is sufficient to permit it to waive full payment of mileage allowances. Customer and Railroad agree that Railroad will not be liable for mileage allowances in excess of the obligation outlined in said TSA. In the event that a party other than Customer submits a claim to Railroad for mileage allowance payments in excess of Railroad's obligation under this Contract, Customer shall, at Railroad's option either (1) release, defend and indemnify Railroad from said claim including attorney's fees and cost of litigation, or (2) reimburse Railroad for excess mileage allowances paid by Railroad within thirty (30) days of notice by Railroad.

Railroad Equipment:

When the equipment is Railroad owned or leased, Railroad will provide this equipment consistent with its common carrier obligation.

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT


Railroad reserves the right to furnish any type or size of equipment that meets the above description to fill car orders under this Contract and TSA.

6. HAZARDOUS MATERIAL TRANSPORTATION

If hazardous materials/waste is to be transported under this Contract, Equipment used under this Contract or TSA shall be as described in the aforementioned TSA and in the Official Railway Equipment Register, RER 6412-Series and tendered to Railroad in accordance with all applicable Hazardous Material Regulations of the
U. S. Department of Transportation (DOT), as published in 49 C.F.R. Each bill of lading shall contain all information required by all applicable Rules (as defined below) governing the transportation of hazardous material/waste.

All shipments of any of the hazardous materials/waste tendered to Railroad under this Contract or TSA will be prepared for shipment, loaded and unloaded pursuant to all applicable Rules concerning the handling, packaging, disposing and transportation of hazardous materials/waste, including without limitation the Hazardous Materials Transportation Act (49 U.S.C. 1801 et. seq.), the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C 6901 et. seq.) and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9615 et. seq.).

In the event of any leakage, release, spillage, dumping or other discharge of the commodity Customer shall provide prompt advice with respect to the proper method of cleanup, disposal and other remedial actions to take with respect to such discharge and both parties shall cooperate fully to the extent reasonably necessary to expeditiously and prudently abate or eliminate any hazard and to meet the requirements of all applicable Rules: PROVIDED, HOWEVER, that nothing contained in this paragraph shall alter the responsibilities and obligations of Customer nor the responsibilities and obligations of Railroad under this Contract or TSA.

7. GOVERNING PROVISIONS

Except as otherwise provided for in this Contract, shipments moving under this Contract will be governed by the tariffs/rules books, exempt circulars, rate memorandums, rules and regulations, including BNSF Rules Book 6100-Series, which would apply if this Contract were not in effect, except that origin and destination intermediate application rules will not apply. Customer acknowledges that it has received a copy of BNSF Rules Book 6100-Series. If, for any reason, any rule, regulation, or provision of any tariff/rules book, exempt circular or rate memorandum referenced under this Contract is canceled or becomes inapplicable, the last published provision that would have been applied will govern. In the event of conflict between the above-referenced rules, regulations, etc., which are herein incorporated by general reference, and this Contract, this Contract shall govern.

Railroad's obligation to provide service under this Contract shall be no greater than it would be as a common carrier. Services or other matters not specifically addressed in this Contract, including but not limited to, loss and damage liability and settlement, credit and collection, and track weight limitations, shall continue to be governed by rules, regulations, tariffs/rules books, and statutory provisions, as amended from time to time, which would apply if it were not for this Contract, and which are incorporated herein by reference.

Shipments under this Contract shall be governed by the terms and conditions set forth in the Uniform Straight Bill of Lading ("Bill of Lading") and are incorporated herein by reference and made a part hereof as if fully herein set forth; provided, however, that in the event of any conflict between said terms and conditions and any other provisions of this Contract and the TSA, the provisions of this Contract and the TSA shall govern.

8. DEMURRAGE PROVISIONS

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT


Provisions of the applicable Demurrage tariffs/rules books will govern, except as otherwise noted herein or in the applicable TSA.

9. ALLOWANCE CONDITION

For each shipment made under this Contract, Railroad agrees to pay the allowance(s) specified in the TSA.

Customer must submit an electronic claim for allowance in writing on such basis as detailed in said TSA to callowance@bnsf.com. Such basis commencing with the Effective Date of this Contract ("Allowance Period") specifying the volume it has shipped under this Contract during that Allowance Period.

Electronic claim must include waybill date, waybill number, car initial, car number, claim amount, and any other applicable data in support of the requirements of this Contract. Each electronic claim shall contain reference to this BNSF Contract Number. In the event the customer is delinquent on any outstanding BNSF payments or charges, unless under dispute, BNSF reserves the right to withhold and/or deduct any refunds and/or allowance payments due the customer. Payments to BNSF that exceed the applicable payment terms are considered to be delinquent.

10. BILLING

Each shipment made under this Contract shall be evidenced by a Bill of Lading, Order Notify Bill of Lading ("Order Notify Bill of Lading") or Shipping Order (collectively referred to as the "Shipping Document."). All cars for each shipment are to be billed on one (1) Bill of Lading, Order Notify Bill of Lading or Shipping Order. At the time shipment is tendered the original and all copies of the Bill of Lading, Order Notify Bill of Lading or Shipping Order shall contain reference to the Contract Number assigned to this Contract. Any inadvertent omission of the Contract number shall not be deemed a breach hereof. The date appearing in the applicable Shipping Document as set forth above in this Section will govern as to the day on which a shipment was made. Except to the extent provided otherwise in any TSA or any incorporated attachment thereto, the date of shipment will govern as to the applicable rate or charges and tonnage requirements as covered by this Contract.

11. PAYMENT PLAN

Payments for services under this Contract are due and payable in accordance with Railroad's credit terms, as set forth in BNSF Rules Book 6100-Series.

12. ASSIGNMENT

Customer may not assign its rights or obligations under this Contract without the prior written consent of Railroad. If Railroad does consent to such assignment, Customer shall remain liable for the obligations assigned in the event the Assignee does not perform.

13. LOSS AND DAMAGE

Standard common carrier liability pursuant to 49 U.S.C. 11706 will apply on shipments made under this Contract. Accordingly, Railroad shall not be liable for any loss, damage or injury caused by an act of God, the public enemy, act of the Customer, a public authority, or inherent vice or nature of the goods. Railroad shall not be liable for any loss, damage or injury due to improper loading. Pursuant to 49 U.S.C.1 1706, all claims against Railroad must be brought within nine (9) months and all civil actions against Railroad must be brought within two (2) years.

14. FORCE MAJEURE

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT


In the event any party cannot perform under this Contract due to or as a result of the following causes: acts of God, including, but not limited to flood, storm, earthquake, hurricane, tornado, or other severe weather or climatic conditions; acts of public enemy, war, blockade, insurrection, derailment, vandalism, sabotage, fire, accident, wreck, washout or explosion; labor strike or interference, lockout or labor dispute, shortage of diesel fuel, embargo or AAR service order or governmental law, orders or regulation, or breakage of machinery; and/or any like causes beyond the reasonable control of Customer or Railroad, the parties' obligations under this Contract shall be suspended to the extent made necessary by the Force Majeure event at the affected origin(s) and/or destination(s) during any such disability period insofar as it applies to the affected location(s). Suspension shall not result in extension of the term of this Contract.

If this Contract contains a minimum percentage or other volume requirement ("Minimum Volume"), then any shipments made contrary to the route(s) specified in this Contract due to a Force Majeure will be excluded in determining compliance with any minimum percentage requirement.

The party claiming Force Majeure shall take all reasonable steps to remove the Force Majeure event, and shall promptly notify the other party(ies) within a period of five (5) days, excluding weekends and holidays, when it learns of the existence of a Force Majeure condition and will similarly notify the other party(ies) within a period of five (5) days, excluding weekends and holidays, when a Force Majeure is terminated.

15. NOTICES

Any notice given under this Contract shall be effective when received. Notices, except as otherwise provided herein, shall be delivered to the party(ies) entitled to receive the same by personal delivery, First Class Mail, or by any electronic means which can produce a written copy. Notices shall be addressed to the appropriate party(ies) as shown in this Contract.

Any notice pertaining to a Force Majeure or to matters of an emergency or operating nature may be given by any reasonable means. Any notice given verbally shall be confirmed in writing by First Class Mail as soon as practicable, if requested by party(ies) receiving such notice.

16. LINE ABANDONMENT

The provisions of this Contract in no way obligates the Railroad to maintain any service schedules or to continue ownership, maintenance (including weight standards) or operations of any rail lines. Railroad will not be liable for any increased transportation costs or any other consequential, special, incidental, punitive or other damages that may result from such discontinuation.

If this Contract contains Minimum Volume requirements and Customer fails to satisfy the Minimum Volume requirements of this Contract due solely to Railroad's discontinuance of service(s) named in the above paragraph then, as Customer's sole remedy, the Minimum Volume requirements for the then current period shall be waived.

17. AMENDMENT

All amendments to the terms of this Contract or the TSA, shall be in writing and signed by the parties except as provided below in the Signatures section.

18. DEFAULT

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT


If any party shall default in any material covenant, condition or obligation of this Contract which is not excused by Force Majeure, and continues in default for a period of ten (10) days after written notice is given to the defaulting party, the non defaulting party may, without prejudice to other rights and remedies, terminate this Contract by giving thirty (30) days written notice to the party in default.

If this Contract is terminated by Customer due to Railroad default, and Contract contains a Minimum Volume requirement, then all shipments which moved under this Contract during the then current Period (as used herein the term "Period" refers to the time frame in which Customer must comply with the Minimum Volume requirements) shall be determined as if the Minimum Volume requirements of this Contract have been met. If this Contract is terminated by Railroad due to Customer default, and Customer has not met the Minimum Volume requirements of this Contract for the then current Period, liquidated damages will be assessed in accordance with provisions contained in the Liquidated Damages section of the Contract and related attachments.

19. SEVERABILITY

Any part, term or provision of this Contract that is held to be unenforceable, illegal, against public policy, or in conflict with any federal, state or local laws, shall be severable from the rest of this Contract. The remaining portions of the Contract shall not be affected. The rights and obligations of the parties shall be construed and inferred as if the Contract did not contain the particular term, part, or provision held to be invalid, unless the invalid provisions contain the material financial terms of this Contract, or when considered in the aggregate, render the administration of this Contract unreasonably burdensome, in which case (unless new terms or provisions can be negotiated within three (3) months of written request for renegotiation by either party) this Contract shall be terminated. In the event of termination, and if the Contract contains Minimum Volume requirements, then the Minimum Volume requirements of this Contract will be waived for the then current Period.

20. MINIMUM VOLUME REQUIREMENT If Contract or the TSA contains a Minimum Volume Requirement, then Customer must submit written certification to the following:

BNSF Railway Company Attention: Contract Analyst Price Management
3001 Lou Menk Drive
Fort Worth, TX 76131-2815

with a copy to Railroad at address(es) as shown in The Official Railway Guide, within thirty (30) days after the close of each Period stating whether the Minimum Volume has or has not been met. Customer will, upon request, permit Railroad or its authorized agent to inspect Customer's shipping documents to verify that certification is correct. Customer shall retain such records for a period of three years after the close of each Period and this requirement shall survive the termination of this Contract.

Railroad or its agent will protect the confidentiality of such documents.

21. LIQUIDATED DAMAGES

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

If Customer fails to meet the Minimum Volume requirement of this Contract during any Period, Customer will pay BNSF, in addition to the freight charges that have already been assessed pursuant to this Contract, the amount specified set forth in this Contract or the TSA as applicable ("Liquidated Damages"). Customer acknowledges that such payments are not a penalty or forfeiture but are Liquidated Damages agreed upon as a reasonable substitution for BNSF's damages which are difficult to measure.

Payments to BNSF for Liquidated Damages, along with the supporting calculations, will be made within thirty (30) days after the close of the Period to:

BNSF Railway Company Attention: Contract Analyst Price Management
3001 Lou Menk Drive
Fort Worth, TX 76131-2815

In the event of late payments on liquidated damages, Customer shall submit to BNSF at the same address added interest at a rate of one and one-half percent (1 1/2%) for each month or portion thereof that the payment is late, or the maximum interest allowed by applicable law, if lower. Payment of liquidated damages hereunder to BNSF is not divisible or otherwise payable to any other participating Railroad(s).

22. GOVERNING LAW

This Contract and incorporated TSAs shall be governed by the laws of the State of Texas without regard to conflict of laws.

23. DISPUTE RESOLUTION

If a question or controversy arises between the parties concerning the observance, performance, interpretation or implementation of any of the terms, provisions, or conditions contained herein or the rights or obligations of either party under this Contract or the TSA, such question or controversy shall in the first instance be the subject of a meeting between the parties to negotiate a resolution of such dispute. If, within thirty (30) days after the meeting, the parties have not negotiated a resolution or mutually extended the period of negotiation, either party may seek resolution of the question or controversy pursuant to binding arbitration.

The party calling for arbitration ("Initiating Party") shall give written notice the other party setting forth: (a) a statement of the issues(s) to be arbitrated; (b) a statement of the claim showing that Initiating Party is entitled to relief; and (c) a statement of the relief to which the Initiating Party claims to be entitled. Within twenty (20) days from the receipt of such notice, the other party ("Receiving Party") may submit its written response and give notice in the same manner required above of additional issues to be arbitrated. The Initiating Party shall have ten (10) days from receipt of said response to respond to any issues submitted for arbitration by the Receiving Party.

Within sixty (60) days of the date of the Initiating Party's written notice requesting arbitration, each party shall designate a competent and disinterested person to act as that party's designated arbitrator, with the two (2) persons designated selecting a third neutral arbitrator within thirty (30) days of their designation. In the event the first two designated arbitrators cannot agree on the third neutral arbitrator, the neutral arbitrator shall be selected pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

The decision and award of the arbitration panel shall be rendered within thirty
(30) days of the close of the arbitration proceeding. Any decision and award of the majority of the panel shall be final and binding upon the parties. The arbitrators shall not award punitive or exemplary damages against either party. Judgment

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

upon the decision or award rendered may be entered in any court of competent jurisdiction in the State of Texas in accordance with the Laws of the State of Texas. The parties shall each bear the expense of their respective designated arbitrator as well as their own fees and costs. The expense of the neutral arbitrator shall be shared equally by the parties.

24. LIMITATION OF DAMAGES

Neither party shall be liable to the other for any consequential, incidental, special or punitive damages arising out of this Contract or the TSA.

25. WARRANTY

The person(s) signing this Contract and the TSA on behalf of Customer and Railroad warrant that they have the authority to bind, and hereby binds, Customer and Railroad to all of the terms and conditions of this Contract and the TSA.

26. SIGNATURES

The parties acknowledge and agree that faxed signatures and/or electronic acceptance of the terms and conditions of this Contract and the TSA shall constitute acceptance of the terms and conditions of this Contract and the TSA as well as written amendments thereto.

Intending to be legally bound, the parties hereto have caused this Contract to be executed by their representatives as written below:

GREEN PLAINS RENEWABLE ENERGY INC


By  /s/ Barry Ellsworth
   --------------------------
   President

Date:
      ------------------------------

BNSF RAILWAY CO

By
   ---------------------------------
      President

Date:
      ------------------------------

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

Effective Date: 09/15/2005                           Expiration Date: 09/14/2015
                                    CUSTOMER

GREEN PLAINS RENEWABLE ENERGY INC is the Party who is designated to receive specified allowance payments. 9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

GREEN PLAINS RENEWABLE ENERGY INC is a Party also entitled to the price(s). 9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

GREEN PLAINS RENEWABLE ENERGY INC is the Party entitled to the price(s). 9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

GREEN PLAINS RENEWABLE ENERGY INC is the Party who is designated to receive either notifications of a price authority, amendments, revisions or supplements, or escalations, or matters pertaining to a Force Majeure or other matters of an emergency or operating nature. 9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

GREEN PLAINS RENEWABLE ENERGY INC is a signature Party to the contract. 9635 IRVINE BAY COURT, LAS VEGAS, NV. 89147

BNSF RAIL WAY CO is a signature Party to the contract. PO BOX 961069, FORT WORTH, TX. 76161-0069

                                    EXHIBIT

- Freight charges must be prepaid, or freight charges must be collect.
- Price applies in US funds.
- Prices in this Allowance Con tract alternate with other Allowance Contracts.
- Allowance can be petitioned for on an Annual schedule and will be paid in 30 Days.
- Allowances apply to BNSF portion of freight revenue only.
- The parties agree that following terms and conditions apply:

1). Minimum average BNSF revenue requirement only:
The purpose of an average revenue requirement is to establish a base line that will generate BNSF a minimum return to compensate (per-car refund) GPRE for its funding of the Renovation Project as defined below in Section 6.

If market rates (see section 2) fall below the average minimum revenue requirement for any Con tract Year as defined below, BNSF shall have no obligation make any refunds, as set forth below in Section 4, to GPRE for that Contract Year. The rates identified in this section are not to be used for billing shipments.

Eastbound shipments (example: New York)
Weighted average minimum BNSF revenue portion per car: sin gle:$1890 unit:$1500*
- does not constitute a rate offer

Westbound shipments (example: California)
Weighted average minimum BNSF revenue
portion per car: single: $4000 unit:$3330
- does not constitute a rate offer

Southbound shipments (example: Texas)
Weighted average minimum BNSF revenue portion per car:

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

single: $2880 unit: $2230
- does not constitute a rate offer
Southwest bound shipments (example: New Mexico)
Weighted average minimum BNSF revenue portion per car:
single: $3040 unit: $2570*
- does not constitute a rate offer
Weighted average is based on 800 cars of corn, 1706 cars of ethanol, and 550 cars of DDGs. Rate factors used to calculate the weighted average revenue portion (BNSF only) are based from applicable tariff rates. Annual adjustment to the weighted average revenue portion (BNSF only) will be based on tariff changes subsequent to December 1, 2005.
* No corn unit train rates published. Weighted average is DDG and ethanol only. When/if corn unit train rates are published they will be factored same way as west/southbound weighted average.

2). Rates:
All rates will be market (tariff) based and subject to fuel surcharge and price escalation.
- BNSF will maintain Shenandoah at equal rates to Red Oak based on like commodity (whole grains) and unit (train/single) size. This will apply as long as BNSF owns or operates on the Line.

3). Annual volume threshold (AVT):
3,100 loaded rail cars shipped via BNSF during each twelve-month period beginning with the AVT Date as defined below (Con tract Year) during the term of the Contract (inbound or outbound).
- Minus 5% variance to the annual volume will not invoke the non-compliance provision.
- The AVT will begin once the ethanol plant becomes operational as evidenced by the first loaded rail car billed from the ethanol plant (the AVT Date).
- If the AVT is exceeded for a con tract year, the incremental volume above the base will be carried forward to apply to the immediate subsequent con tract year AVT. In no event will any incremental volume of a prior contract year be carried forward beyond one con tract year. The 5% variance will not be applicable during a con tract year that is credited with incremental volume from the immediate prior contract year

4). Refund payment:
Upon completion of the Project, BNSF agrees to reimburse GPRE for full construction cost of the project estimated at three million five hundred thousand or the actual construction cost of the Project whichever is lower. The said reimbursement will consist of fifty ($50) per loaded car on eastbound shipments routed BNSF direct, and/or one hundred fifty ($150) per loaded car on westbound shipments routed BNSF direct, and/or hundred ($100) per loaded car on south/southwest bound shipments routed BNSF direct subject to BNSF meeting its average minimum revenue requirement (see section 1). The refund per car will be paid on incremental shipments above 800 cars annually. No refund will be paid on the 800-car base volume comprised of corn, cracked corn, and/or soybean shipments. If less than 800 cars of corn, cracked corn, and/or soybeans are shipped then refund will apply to incremental cars, (other than corn, cracked corn, and/or soybean shipments). BNSFs obligation to make refund payments is contin gent upon GPRE meeting the AVT. BNSF will remit payment of any reimbursements due within 45 days after the applicable calendar quarter. BNSF has no obligation to make the payments if the AVT are not met. Upon payment by BNSF to GPRE, BNSF shall have no further obligation or liability with regard to such payments. GPRE agrees to indemnify and hold BNSF harmless from any Page No:
10

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

claims with regard to such payments once BNSF has paid GPRE.
If the AVT is not met during an applicable annual period and BNSF has paid GPRE a refund amount based on actual shipments, then BNSF may (at its own discretion) withhold future payments until that applicable period and the immediate subsequent periods AVT are met. In other words, shipments in the immediate subsequent annual period will need to meet the AVT for that time frame and generate incremental shipments above the AVT to cover the prior period shortfall. This process will be applicable for any shortfall annual period. Once the AVT is met, BNSF will resume refund payments.
In the event, the line is sold (per Section 5) any outstanding balance of dollars owed GPRE by BNSF for line renovation will either be paid as a lump sum, per car refund, subtracted from purchase price to buyer (transferred to GPRE, if not purchaser) or other means determined by BNSF to satisfy repayment to GPRE. In no event will the original timeline to satisfy payment, be extended with change in the method of payment unless agreed by the parties.
Any payment by BNSF is subject to GPRE meeting the AVT. Any shortfall will be reduced from the selected method of payment upon change of ownership to the line.

5). BNSF operations
It is BNSF's current intent to provide rail service on this line (Red Oak to Shenandoah). However, BNSF reserves the right to lease or sell the line to another operator if, in BNSF's sole judgement, continued operations by BNSF are not economically feasible. If BNSF does sell or lease the line to another operator, BNSF shall give GPRE the first right of refusal to purchase or lease and operate the line. BNSF will provide a proposed price to purchase or lease the line segment, and GPRE will have 60 days from time of written proposal to accept or reject the terms. If GPRE rejects the proposal, the line segment will be bid to potential 3rd party operators, and GPRE will have the opportunity to participate in the bid process. However, best bid (by 3rd party operator) will be awarded the line segment and there will be no right of first refusal available to GPRE.
If GPRE chooses not to purchase or lease the line, and the line is sold or leased to a third party operator, such operator will be requested to honor the terms of this agreement and provide the service listed below. Unit train operations are defined as 95 cars for ethanol, 100 cars for DDGs and 110 cars for whole grains. Loads will be picked up upon release and returned (spot or place) empty as complete trains. Communication program will be established with BNSF's grain desk operation.
Any volume less than unit train operation is considered single car (merchandise) service.
- Single-car service (non-unit train) will be handled by the Red Oak local. Depending on volume, service can be up to three (3) days per week (up and down on the same day). Based on volume to be released, BNSF will design a service plan to meet the GPRE need. Volume will drive number of days of service.
If BNSF decides to abandon the line, GPRE will have first right of refusal to purchase and operate the line. BNSF will provide GPRE a Net Liquidated Value
(NLV) at time time of proposed abandonment. GPRE will have 60 days from date of written notice to accept or get their own estimate (at GPRE expense). BNSF reserves the right to accept or reject any 3rd party estimate. If GPRE elects not to purchase the line and there is no sale to a 3rd party, then the line will be abandoned and any outstanding refund payment to GPRE will be forfeit.
GPRE will be required to meet BNSF operating requirements same as any 3rd party operator.

6). Line Renovation:
GPRE will be responsible for any renovation as defined in this agreement from Mile Post 1.05 to Mile Post 20.05 on Farragut spur. Estimated cost of three million five hundred thousand ($3.5 million) will be paid in advance to BNSF for work order placement (project scheduling, materials, etc.) for the

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

initial renovation of the Line (Renovation Project). Payment from GPRE to BNSF shall be by certified check to: Assistant Manager, Miscellaneous Receivables, BNSF Railway Co., 920 S. E. Quincy, Topeka, KS 66612-1116. BNSF has no obligation to begin the Renovation Project (schedule maintenance ((start date)), order materials, etc.) until such payment is made to BNSF. The parties understand that the cost of the initial Renovation Project may vary depending on materials, labor, weather etc. if this occurs, it is estimated that any additional cost should not exceed 10% of the $3.5 million. BNSF shall have no obligation to pay for any cost. GPRE will be responsible for any additional cost. BNSF shall provide a summary of expenditures upon completion of the work described below. Any funds from the initial deposit made by GPRE not used in the renovation shall be refunded to GPRE. Refund payments shall be mailed to: Green Plains Renewable Energy, Inc.; Accounting Department, 9635 Irvine Bay Court, Las Vegas, NV 89147. BNSF will attempt to provide 180 days notice to GPRE for any additional line renovation programs. However, in extreme cases (e.g. acts of God or other significant events) BNSF may not be able to provide 180 days advance notification. However, BNSF will make every effort to provide as much lead time as possible to GPRE.

GPRE agrees, as part of the Renovation Project it has financial responsibility (BNSF will only perform labor) for the following:

a. Replace approximately 28,400 treated wooded cross ties and surface track following tie gang operation. This tie replacement program will result in the replacement of approximately 35% of the ties in the route. The remaining ties are in good condition and the next tie replacement program will likely be in approximately seven (7) years.
b. Place 22 each, 39-foot track panels (this includes rail, ties, and fasteners) in road crossings as part of the tie program. During this operation all crossings requiring upgrade will be totally rehabilitated with new rail ties, ballast, and crossing surface materials.
c. Replace treated wooden switch ties of varying lengths (10-foot to 17-foot) in 12 turnouts located on the route.
d. Relay 2 track miles of existing 90-lb. rail with secondhand continuous welded 115-lb. to 136-lb. rail. This relay represents a small portion of the total track miles of rail on the route. The remaining 90-lb. conventional rail on the route will need to be monitored very closely for increased defect rates and broken or cracked angle bars as the annual traffic increases and the heavier axle loads accumulate.
e. The upgrade plan will allow for 286,000-lb. loadings and increased annual traffic over the route at FRA Class 2 standards (25 MPH).
f. Future tie replacement and rail relay are the responsibility of GPRE. Funding will be handled in the same manner as described in the line renovation section. At that time, BNSF will provide an estimated cost breakdown of required repairs.

g. If BNSF has not received the funding described above by the start date of the Renovation Project, BNSF shall have no obligation under this Contract to perform the Renovation Project and shall have the option in its sole discretion to terminate the Contract upon 10 dayswritten n otice to GPRE.
h. If during the term of this Agreement, the Line needs additional renovation in BNSFs sole discretion (Subsequent Renovation), GPRE agrees to fund the Subsequent Renovation on the same basis as set forth in this Section. At that time, BNSF will provide an estimated cost breakdown of the required repairs. BNSF will refund for subsequent renovations on the same basis as defined in section 4. However, BNSF will not refund until prior renovation obligation is satisfied. If GPRE fails to make the required payment by the projected start date of the Subsequent Renovation, BNSF has no obligation to perform the Subsequent Renovation under this Con tract and in its sole discretion may terminate this Con tract upon 10 dayswritten notice to GPRE.

7). Line maintenance:
BNSF will be responsible for normal maintenance on the Line from Mile Post 1.05 to Mile Post 20.05 on Farragut spur provided that the AVT is met. If maintenance is performed by BNSF and the AVT is not met for that applicable period, then GPRE will be responsible for reimbursing BNSF for any maintenance costs incurred by BNSF during any Con tract Year. Payment to BNSF will be made within 45 days after receipt of bill for service performed. If payment is not made, BNSF will have the option to cease making any refund

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

payments until full amount is recovered, to add a surcharge on rates to GPRE based on a prorate basis (amount of BNSF maintenance dollars spent equally spread over actual volume shipped for the shortfall period) until full amount is recouped, or to recoup such amounts through other means as a lump-sum payment for the outstanding amount.
BNSF agrees it has responsibility for the following:
a. Track inspection: FRA (required by): one time weekly BNSF requirements (weather related): twice weekly or daily
b. Vegetation control: Entire line will have herbicide application (24' track section pattern) mechanical cutting will be necessary in all quadrants of public crossings
c. Ultrasonic rail detection: Minimum entire route will have an internal ultrasonic rail inspection performed one time per year. If defect rates begin to increase, the frequency of these tests will be increased as necessary. In conjunction with these tests, local track maintenance crews will follow closely behind inspection vehicles replacing all defect ive rails which are identified. BNSF will be responsible for replacing an average of 2 defects per track mile each year. If any segment of the route which is 3 miles in length or more, and exceeds 2 defects per track mile, BNSF (at its discretion) will be able to relay this portion to help keep maintenance cost in check.
d. Track resurfacing: In order to maintain the track to FRA Class 2 standards (25 MPH) on conventional (jointed) 90-lb. rail, an annual surfacing program will be necessary using a Production Tamper and Ballast Regulator. This surfacing crew could be required on the line for as much as 30 days per year depending upon precipitation, annual traffic, and other occurrences which could affect the surface of the track.
e. Gauging: All curves located on the line will need to be checked regularly to insure track gauge (distance between the inside edges of the two rails) remains with FRA standards. Should locations be noted where gauge widening has occurred, it will be necessary to bring in a Track Maintenance crew to repair the location by pulling the existing spikes, pulling the rail in so measurement is within standard, plugging the old spike holes and re-spiking the track to standard gauge. In the event the gauge widening is a result of defective tie conditions, the Track Maintenance crew will also be required to replace some ties in order to hold the gauge within standard.
f. Right-of-way fencing repairs: As necessary, the Track Maintenance crew will be required to repair any breaks which might occur in the fence line which divides BNSF property from the adjoining landowners.
g. Bridge inspection: All bridge structures on the line will be inspected at least twice in each calendar year. Any minor deficiencies noted will be repaired by a mobile Structures Maintenance crew. Any repairs that require structural work on a bridge shall be treated as a Subsequent Renovation and handled in accordance with Section 6 above.
h. Inspection includes all culverts located on the line to insure they are in good condition and clear of debris and able to handle runoff in the event of a storm. Any culverts located which are plugged or have debris build-up will be addressed by a Track Maintenance crew. Any repairs that require structural repairs to a culvert shall be treated as a Subsequent Renovation and handled in accordance with Section 6 above.
i. BNSF and FRA safe-handling require ments will govern.
j. Any needed maintenance of the Line beyond that described in this Section 7 shall be a Subsequent Renovation and shall be handled as set forth in Section 6 above.
k. Ditching: Insure there is adequate drainage away from track. Runoff from storms must be able to move quickly away from the track and not left standing in the vicinity of the track, or soft sub-grade conditions will occur resulting in a need for slow orders or additional track surfacing.

                              BNSF RAILWAY COMPANY
                                  BNSFC 307074
                               ALLOWANCE CONTRACT
                       *Transportation Service Agreement*

l. Automated Crossing Warning Devices: Crossings protected by either flashers, or gates and flashers, must be inspected weekly per FRA standards. Any conditions noted during these inspections, such as bulbs not working, broken gates, or any other defective equipment noted, must be repaired quickly. This work is performed by a Signal Maintainer.

8). Completion
GPRE agrees to complete funding for the proposed ethanol plant and the Renovation Project by November 29 2005, and will remit to BNSF the necessary funds for Renovation Project by January 31, 2006. BNSF agrees to complete the renovations as soon as practicable thereafter. GPRE agrees to complete cons truction of the ethanol plant no later than June 30, 2007. The completion date of June 30, 2007 may be extended up to 60 days, if delays due to acts of God (weather) and/or disruption of cons truction due to labor disputes, material backlog, etc.) are primarily responsible in the delay of the plants operational startup. Notwithstanding the aforementioned dates, GPRE agrees to fund earlier than January 31, 2006 in the event that Green Plainsequity drive is completed prior to November 29, 2005. GPRE further agrees to cons truct the track (plant/facility) configuration pursuant to a design that is approved by BNSF. BNSF will complete the Renovation Project prior to ethanol plant becoming 100% operational (exceptions are receipt of funding, weather conditions, and/or availability of materials).
If GPRE fails to meet either of the requirements, BNSF at its sole discretion, may terminate the Contract upon ten (10) days written notice.

9). Confidentiality
The parties agree that the terms and conditions of this Letter of Agreement are confidential and shall not be disclosed by one party to any other party or entity without the prior written consent of the other party except as may be required by law.

10). Assignment Use
GPRE may not assign its rights and obligations under this Letter of Agreement and the contract without prior written consent of BNSF.

11). Term of the Contract
Except as otherwise provided above, the term of the Con tract shall be nine (9) years commencing from the effect ive date of the Con tract or the date of the first billed shipment from the ethanol plant (per section 8), whichever is later. If subsequent renovations are required, the term of this agreement will be extended by mutual agreement. Extension of this agreement will not be unreasonably withheld by either party.
- The maximum amount to be paid under this price authority is 3,500,000 dollars.